Exhibit 10.10

GUANGDONG NANYUE BANK

Contract No.: 2019 Nanyue Shenzhen Jiezi No. ht2019092500000071

Loan Agreement

(January 2019 Version)

GUANGDONG NANYUE BANK CO., LTD.

Cautionary Note

In order to protect your interests, please read the following notes carefully before signing this agreement:

1. You have read all the terms of this agreement and have an accurate understanding of the legal meaning of the rights and obligations and the limitation or exemption clauses of the parties;

2. You have made it clear that although the terms of this agreement are the model terms provided by Guangdong Nanyue Bank Co., Ltd., the two parties have fully negotiated and agreed on the relevant terms according to the actual business and your needs. Necessary changes have also been made according to your requirements, so you will not deem this as a “form agreement” at any time;

3. You have ensured that the relevant documents and materials submitted to the bank are true, legal and valid;

4. You have confirmed that you have the atuhority to sign this agreement. After signing this agreement, you will be deemed to have agreed to all the terms of this agreement;

5. You have confirmed that any fraud or breach of contract will bear the corresponding legal consequences;

6. You will sign and perform this agreement in good faith and in accordance with the principle of honesty and credit;

7. Please use a pen or an ink pen to fill where you need to fill in legibly. If you have any questions about this agreement, you can consult with Guangdong Nanyue Bank Co., Ltd.

Loan Agreement

Party A: Guangdong Nanyue Bank Co., Ltd. Shenzhen Branch

Address: Block B, Phase II, Tianli Central Business Plaza, Haide Road, Nanshan District, Shenzhen

Postal Code: 518000

Legal Representative / Principal Responsible Person: Junhong Zhao

Phone: *************	Fax: *************

Party B: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Address: 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District,
Shenzhen

Postal Code: 518000	Legal Representative: Jinlong Yang
Phone: *************	Fax:
Bank of Basic Bank Account:	Bank Account No.:

In accordance with the provisions of relevant laws and regulations of our country, and on the basis of fairness, this agreement is made by both parties.

Article 1 Types of Loans

1.1 The loan is a:

☑	Working capital loan

☒	Fixed assets loan

☒	Other

1.2 The loan under this agreement may be a single loan issued by Party A, or a specific loan under the “Maximum Credit Agreement” between Party A and Party B.

Article 2 Loan Amount and Currency

2.1 The currency of loan hereunder is ☑ RMB and ☒ USD and ☒ other currencies           .

2.2 The amount of loan hereunder is (in word) Five Million Yuan only.

Article 3 Use of Loan

3.1 The loan under this agreement shall only be used as working capital. Without the written consent of Party A, Party B shall not change the purpose of the loan, and the lender shall have the right to supervise the use of the funds.

Article 4 Term of Loan

4.1 The term of loan under this agreement is 12 months from September 29, 2019 to September 29, 2020.

4.2 Party B chooses the following ways to withdraw the loan under this agreement:

☑ Withdraw the full amount on September 29, 2019

☒ Withdraw in accordance with following schedule:

4.3 Party B chooses the following ways to repay the principal of the loan under this agreement:

☑ Repay the principal once for all on September 29, 2020.

☒ Repay the principal by installments in the following order, time and amount

4.4 In the event of a discrepancy between the actual withdrawal date and the last maturity date of the loan and the above agreement, the time recorded in the loan voucher under this agreement shall prevail.

Article 5 Interest Rate

5.1 The interest rate of the loan under this agreement shall be performed in the following manner:

☑ The loan interest rate under this agreement is 8.5% (annual interest rate). Before the actual issuance of the loan after the signing of this agreement, if the People’s Bank of China adjusts the benchmark interest rate of the loan, the adjusted benchmark interest rate of the same grade loan under this agreement shall be carried out in accordance with the floating proportion stipulated in Section 5.4 of this agreement.

☒	The floating interest rate consisting of the spread of (LIBOR/ HIBOR) + % for months. After the loan is issued, the interest rate ☒ remains unchanged or ☒ floats every months. (LIBOR rate refers to the interbank offer rate published by the British Bankers Association [BBA] and provided by REUTERS and other financial telecommunications terminals issued by the head office of Party A on the morning of 2 business days prior to the date of the lending or 2 business days prior to the date of interest rate adjustment, in terms of the above-mentioned term and currency. HIBOR rate refers to the inter-bank offering rate published by the Hong Kong Bankers Association [HKAB] and provided by REUTERS and other financial telecommunication terminals released by the head office of Party A on the morning of the 2 banking business days before the date of the lending or the 2 banking business days before the date of interest rate adjustment, in the above-mentioned term and currency)

5.2 Interest payable on a daily basis from the date of issuance of loans under this agreement shall be settled in one of the following ways:

☑ The monthly settlement date is 20 days of each month, and the last settlement date is the loan settlement date.

☒ The quarterly interest settlement date is the 20 days of the month at the end of each quarter, and the last settlement date is the loan settlement date.

☒ The interest settlement date is 20 days of the end of each half year, and the last settlement date is the loan settlement date.

☒ The profit shall be paid with the principal, and the interest shall be paid in a lump sum on the date of settlement of the principal.

☒ ____________________.

5.3 After the RMB loan is issued, if the People’s Bank of China adjusts the benchmark interest rate for the same period, the following adjustment should be made:

☑ The interest rate of this agreement shall remain unchanged;

☒ The interest rate of this agreement shall take effect immediately.

☒ If the interest rate of this agreement is adjusted on a monthly basis, the interest rate adjustment date shall be the corresponding day of the month following the adjustment, and if there is no corresponding day of the withdrawal date in that month, the last day of that month shall be taken as the corresponding day, and the adjusted contract interest rate shall apply from the day after the adjustment;

☒ If the interest rate of this agreement is adjusted quarterly, the interest rate adjustment date shall be the corresponding day of the full quarter of the withdrawal date, and if there is no corresponding day of the withdrawal date in the current month, the last day of the month shall be taken as the corresponding day, and the adjusted contract interest rate shall apply from the day after the adjustment.

☒ If the interest rate of this agreement is adjusted by half a year, the interest rate adjustment date shall be the corresponding date of the withdrawal target for half a year, and if there is no corresponding day of the withdrawal date in the current month, the last day of the month shall be taken as the corresponding day, and the adjusted contract interest rate shall apply from the day after the adjustment.

☒ If the interest rate of this agreement is adjusted on an annual basis, the interest rate adjustment date shall be the corresponding date of one year after the withdrawal date, and if there is no corresponding date of the withdrawal date in the current month, the last day of the month shall be taken as the corresponding date, and the adjusted contract interest rate shall apply from the day after the adjustment;

☒                        .

5.4 When the adjustment is made in accordance with Sections 5.1 and 5.3, it shall be determined by floating         % up or         % down of the benchmark interest rate of the same grade adjusted by the People’s Bank of China.

5.5 In the event of a change in the contract loan interest rate, the penalty interest rate under this agreement shall be automatically changed accordingly, and shall be applied at the same time as the contract loan interest rate and calculated by sections.

5.6 Party A shall not be required to obtain the consent of Party B for the adjustments made in accordance with the above provisions.

Article 6 Conditions for Withdrawal

6.1 When Party B applies for withdrawal, the following conditions must be satisfied:

6.1.1 Party B has obtained the administrative permission, approval, registration and other legal formalities related to the loans under this agreement in accordance with the relevant laws, regulations and rules;

6.1.2 Party B has submitted relevant documents that meet the requirements of Party A;

6.1.3 All the guarantee formalities agreed upon by the parties under this agreement have been completed and the effective, the mortgage has been established or the pledge has been established;

6.1.4 Party B has not been in any breach of contract agreed upon in this agreement;

6.1.5 At the time of withdrawal, the representations and warranties made by Party B in this agreement shall remain true, accurate and valid;

6.1.6 At the time of withdrawal, the operating and financial conditions of Party B are basically the same as those at the time of signing this agreement, and no material and adverse changes have taken place;

6.1.7 In the case of a project loan, the project capital or other funds to be raised corresponding to the project loan have been fully in place in accordance with the prescribed time and proportion.

6.2 After meeting the prerequisites mentioned in Article 6.1, Party B shall go to the location of Party A and withdraw the money and sign the loan voucher with Party A in accordance with this agreement. The loan voucher is an integral part of this agreement and has the same effect as this agreement.

6.3 The loan made by Party A when Party B fails to meet the withdrawal conditions does not constitute a defect in Party A’s performance.

6.4 Before the issuance of the loan, if Party A is unable to issue a loan under this agreement due to changes in the state macro-control policy, the requirements of Party A's regulatory department for Party A to control the scale of credit or the direction of credit, and other reasons other than Party A's failure to issue loans under this agreement, Party A has the right to stop issuing the loan or terminate this agreement. Party B has no objection to this.

Article 7 Methods of Repayment

7.1 Party B hereby irrevocably authorizes Party A to transfer the loan once (once / several times) to the following account designated by Party B (account name: Shenzhen Yingang Mingzhu Freight Industry Co., Ltd., Bank Name: Guangdong Nanyue Bank Shenzhen Longhua Branch, Account / Card Number: ************************).

7.2 Loans under this agreement shall be paid in the following manner:

☑ Party A is entrusted to pay. According to Party B’s withdrawal application and payment entrustment, Party A shall pay the loan funds through Party B’s account to Party B for the purpose agreed upon in the contract. Party B shall provide the counterparty name, counterparty account, payment amount and other necessary payment information.

This agreement shall pay all the processing fees required for the transfer to Party B by way of fiduciary payment to Party B, which shall be borne by Party B. Party B shall pay the above expenses to Party A when handling the fiduciary payment of each loan.

☒ Party B shall make the payment on its own. Party A shall, according to Party B’s withdrawal application, issue the loan funds to Party B after opening an account with Party A, which shall be paid by Party B to any transaction party for the purpose agreed upon in this agreement. Under any of the following circumstances, Party B may, with the consent of Party A, pay independently:

(1) Party B is unable to determine the specific transaction party in advance and the amount does not exceed RMB           yuan;

(2) Party B does not have the conditions for the effective use of non-cash settlement;

(3) Where the loan funds under this agreement are used for production and operation and the amount does not exceed RMB            yuan;

(4) Other circumstances under which Party B may pay the loans under this agreement on its own according to laws and regulations:

7.3 Party B agrees that even if Party B chooses to pay on its own, Party B shall still be required to pay through entrustment in the following circumstances. The method of payment shall be carried out in accordance with the method of entrustment payment agreed upon in this Section.

7.3.1 The amount of a single payment is equal to or exceeds             RMB (in word);

7.3.2 The amount of a single payment is equal to or exceeds            per cent of the total investment amount of the project;

7.3.3 The amount of a single payment is equal to or exceeds            per cent of the loan amount of this agreement;

7.3.4 Other circumstances determined by Party A:

7.4 Change of payment method.

If the credit score of Party B decreases and the use of loan funds is abnormal in the process of loan payment, the two parties shall negotiate and change the terms of loan issuance and payment.

Article 8 Repayment of Loan

8.1 Party B undertakes that under no circumstances shall Party B refuse to perform its repayment obligations under this agreement for any reason.

8.2 The fund account opened by Party B with Party A specifically for the repayment of the loan is (Account Number: ****************, Account Name: Shenzhen Yingang Mingzhu Freight Industry Co., Ltd., Bank Name: Guangdong Nanyue Bank Shenzhen Longhua Branch).

8.3 Party B shall deposit the amount payable (interest and principal) in full into the account opened with Party A as mentioned in Section 8.2 before the end of business hours on the repayment date (interest date, repayment date) (Beijing time). Party A has the right to draw directly from the account. In the event of a statutory holiday, it shall be postponed to the first working day after the end of the statutory holiday.

8.4 In the event that Party B has not repaid the amount, Party A shall have the right to deduct directly from any account opened by Party B with any business organization of Guangdong Nanyue Bank, and the outstanding amount in the account shall be deemed to have expired ahead of schedule at the time of deduction, The interest loss arising therefrom shall be borne by Party B. When the currency of the deduction is different from that under this agreement, it shall be converted at the exchange rate price announced by Party A on the date of deduction.

8.5 The amount paid by Party B (including the amount actively received by Party A in accordance with this agreement) shall be paid off in the following order: expenses for the realization of creditor's rights and security rights, damages, liquidated damages, compound interest, overdue interest and penalty interest, interest and principal. Party A has the right to change the above order according to its own needs.

8.6 Party B shall submit a written application to Party A ten working days in advance for prepayment. With the written consent of Party A, Party B may handle the payment in the following ways:

☑ Party A shall charge interest according to the loan interest rate and the number of days actually used as stipulated in this agreement;

☒ Except for the interest charged according to the loan interest rate and the number of days actually used as stipulated in this agreement, Party A shall have the right to collect compensation at the rate of          % of the prepayment amount. However, the maximum amount of compensation shall not exceed the amount of prepayment × the loan interest rate / 360 × days in advance as agreed in this agreement.

8.7 If the actual loan term is shortened as a result of Party B’s prepayment or Party A’s acceleration of the loan in accordance with this agreement, the corresponding interest rate shall not be adjusted and the original loan interest rate shall still be implemented.

Article 9 Loan Guarantee

9.1 The loan under this agreement shall be guaranteed by one or more of the following

☒ The guarantee contract No.               signed by Party A and guarantor

☒ The mortgage contract No.               signed by Party A and mortgagor

☒ The pledge contract No.                signed by Party A and pledgor

9.2 If the claim under this agreement is a claim under the maximum guarantee, one or more of the following guarantees may be taken:

☑ Maximum Guarantee Contract 2019 Nanyue Shenzhen Maximum Baozi No. 00702-1 and No. 2019 Nanyue Shenzhen Maximum Baozi No. 00702-2 signed by guarantor: Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. and Party A;

☑ Maximum Mortgage Contract 2019 Nanyue Shenzhen Maximum Dizi No. 00702-3 and 2019 Nanyue Shenzhen Maximum Dizi No, 00702-4 signed by mortgagor: Jinlong Yang, Hongxin Sun and Guizhi Yang and Party A.

9.3 In the event of any change in the guarantee under this agreement which is not beneficial to the creditor’s rights of Party A, Party B shall promptly provide a separate legal and effective guarantee approved by Party A at the request of Party A.

9.4 The guarantor shall be liable for withdrawals under the loan contract as agreed in the guarantee contract.

Article 10 Rights and Obligations of Party B

10.1 Party B represents and warrants that Party B shall have the right to dispose of the property under its management, to carry on the business related to the use of the loan under this agreement, and to sign and perform this agreement as a legal unit registered in accordance with the law and effectively surviving.

10.2 Party B represents and warrants that the signing of this agreement has been approved by the competent department at a higher level or by the shareholders (large) meeting, board of directors and other competent bodies of the company in accordance with the law, and has obtained all necessary authorization.

10.3 Party B represents and warrants that it will sign and perform this agreement without violating any provisions or agreements that are binding on Party B and its assets, and it will not violate any guarantee agreements, other agreements and any other documents, agreements and undertakings that are binding on Party B.

10.4 Party B represents and warrants that it will provide the necessary documents and materials as required by Party A and ensure that the documents and materials provided are true, accurate, complete, legal and valid.

10.5 Party B has the right to withdraw and use the loan in accordance with this agreement.

10.6 Party B shall use the loan in accordance with the purpose and mode of payment stipulated in this agreement. The borrowed funds shall not be invested in the securities market, futures market or other uses prohibited or restricted by relevant laws and regulations in any form.

10.7 Party B shall, in accordance with the requirements of Party A, cooperate with the pre-loan investigation, the loan examination and the post-loan inspection, and provide in a timely manner, among others, the following:

10.7.1 Business license and annual inspection certificate, legal representative code certificate, identification document of legal representative and necessary personal information, a list of board members and principal responsible persons, a list of financial directors, business license, tax registration certificate qualified for annual inspection of the tax department, photocopy of tax certificate and loan certificate (card) provided by the tax department according to the number of years required by Party A;

10.7.2 All bank of deposit, accounts, deposits and loans;

10.7.3 Audited balance sheet, profit and loss statement, statement of changes in owner’s equity, sales volume, cash flow statement, financial statements and notes provided by Party A for the number of years required by Party A;

10.7.4 Production and operation plans, statistical statements and project budget and final accounts data;

10.7.5 All external guarantees (including any agencies of Party A);

10.7.6 All affiliated enterprises involving related relationship information, related party transactions that have occurred and are about to occur accounting for more than 10% of Party B’s net assets, as well as mutual guarantees within group customers;

10.7.7 Litigation, adjudication, administrative penalties, debt disputes and criminal prosecution of individual shareholders or senior management;

10.7.8 If Party B pays independently, Party B shall actively cooperate with Party A in the inspection and supervision of the use of the loan funds, and shall collect and report the use of the loan funds to Party A on a regular basis in accordance with the requirements of Party A.

10.8 Party B shall repay the principal and interest of the loan in accordance with this agreement.

10.9 Party B shall notify Party A in writing 30 days prior to any change in its business mode, system and legal status, including but not limited to contracting, leasing, escrow, asset restructuring, debt restructuring, equity restructuring, joint venture, merger and acquisition (consolidation), division, joint venture (cooperation), reduction of registered capital, application for suspension of business, application for dissolution (or cancellation), application for reorganization, reconciliation and bankruptcy, and shall implement the liability for paying off the debts hereunder with written consent of Party A, or provide a new guarantee approved by Party A in writing; otherwise, such activities shall not be carried out before paying off all debts hereunder.

10.10 Party B shall notify Party A in writing within three days after the occurrence of its own system and legal status, including but not limited to being declared closed for rectification, being declared closed, being declared dissolved (cancelled), being applied for reorganization, bankruptcy, being involved in major economic disputes, the debt of any financial institution is due and not paid off, or any other situation that is sufficient to endanger its normal operation and loss of guarantee ability, and shall take full and effective measures to protect Party A’s creditor’s rights.

10.11 Within three days after the occurrence of any other circumstances sufficient to endanger the normal operation of Party A or the safety of Party A's creditor's rights, Party A shall be notified in writing to Party A and at the same time take sufficient and effective measures to protect Party A’s claims.

10.12 If Party B changes its domicile, business scope, articles of association, name, legal representative or other middle and senior management, Party B shall notify Party A in writing within seven days after the change.

10.13 If the mortgage is secured under this agreement, Party B warrants to notify Party A at the first time it learns the information about the impending demolition of the mortgaged property.

10.13.1 If the demolition takes the form of compensation for the exchange of property rights, Party B or the mortgagor shall, in accordance with the requirements of Party A, deal with the following:

☑ To settle the claims under this agreement immediately;

☒ Party B shall provide other guarantees that meet the requirements of Party A;

☒ The mortgagor shall use the exchanged property as the guaranty of this agreement and re-sign the mortgage contract and go through the mortgage registration; however, before the new mortgage registration is completed, Party B shall provide other guarantees as requested by Party A.

10.13.2 If compensation is adopted for demolition and relocation, Party A shall have the right to request Party B or mortgagor to adopt one or more of the following ways:

☑ To settle the claims under this agreement immediately;

☑ The compensation shall be deposited into a fixed-term account opened by Party A with the pledge of the certificate of deposit as the guarantee under this agreement;

☑ Party A shall open a security deposit account and sign a pledge contract to deposit the compensation into the security deposit account as a guarantee under this agreement;

☑ Party B shall provide other guarantees that meet the requirements of Party A.

10.14 Before paying off the principal and interest of Party A’s loan, Party B shall not sell specific assets, pay off other debts in advance, or provide debt guarantee for third parties without the consent of Party A.

10.15 Party B shall not at any time sign a contract with any third party which is detrimental to the rights and interests of Party A under this agreement.

10.16 In the event of a guarantee, when the guarantor violates any of the obligations or commitments agreed upon in the guarantee contract, or loses the ability to guarantee, Party B shall immediately provide a new guarantee approved by Party A or repay the loan under this agreement in advance.

10.17 Party B shall open a basic / general deposit account with Party A, which shall be used exclusively to collect the recovered funds for production and operation, and shall consciously accept the supervision of Party A.

10.18 Party B undertakes that until the principal and interest of Party A’s loan is repaid, the financial indicators shall maintain the following standards:   /   .

10.19 Party B agrees that Party A shall inquire about the credit status of Party B from the credit information database established by the People’s Bank of China, and agrees that Party A shall provide Party B with the credit information database established by the People’s Bank of China. Party B also agrees that Party A may reasonably use and disclose Party B information for business needs.

Article 11 Rights and Obligations of Party A

11.1 Party B shall have the right to request Party B to provide information relating to the loans under this agreement.

11.2 Have the right to supervise and inspect the use of loans under this agreement, and to understand Party B's business activities, financial situation, provision of guarantees and debt disputes.

11.3 If Party B has fully fulfilled its obligations under this agreement and met the conditions for withdrawal, Party A shall issue a loan to Party B in full and on schedule.

11.4 Party A shall keep confidential the information and information provided by Party B concerning its debts, finance, production and operation, except as otherwise provided by laws and regulations.

11.5 During the period of validity of this agreement, Party A shall issue a notice of change of address in time when Party A changes its domicile.

11.6 Party B shall have the right to supervise the withdrawal account of Party B’s funds, including but not limited to the understanding and supervision of the capital income and expenditure of the account, and Party B shall cooperate. If requested by Party A, Party B shall sign a special account supervision agreement with Party A.

Article 12 Liability for Breach of Contract

12.1 After the entry into force of this agreement, both Party A and Party B shall perform their obligations under this agreement. Failure to perform all or party of this agreement constitutes a breach of this agreement and the breaching party shall bear the corresponding liability for breach of contract.

12.2 If due to an event caused by Party B or the guarantor under this agreement, Party B has not completed the corresponding guarantee formalities of this agreement, or Party B has failed to go through the formalities of withdrawal from Party A within 30 days after the loan issuance time stipulated in this agreement (including legal holidays and rest days), Party A shall have the right to terminate this agreement, the outstanding loans shall no longer be issued, and Party A has the right to request for repayment of all the issued loans immediately.

12.3 If Party B fails to repay the principal amount of the loan due (including early maturity) in accordance with the repayment period stipulated in this agreement, Party B shall, from the date of overdue, charge 50% as the penalty interest rate at the interest rate stipulated in this agreement, and calculate and collect the overdue interest. If Party B fails to pay the interest within the term of the loan, the compound interest shall be calculated according to the loan interest rate stipulated in this agreement. If the interest is not paid after the expiration of the loan, the compound interest shall be calculated according to the penalty interest rate stipulated in this Section.

12.4 If Party B fails to use the loan for the purpose stipulated in this agreement, its principal and interest shall, from the date of breach of contract, be charged 100% as the penalty interest rate at the interest rate agreed upon in this agreement, and the penalty interest and compound interest shall be calculated.

12.5 If the loan under this agreement is overdue or not used for the purpose stipulated in the contract, overdue interest, penalty interest and compound interest shall be charged on a monthly basis.

12.6 Where Party A pursues litigation, arbitration or other means to realize its creditor's rights as a result of Party B’s breach of contract, Party B shall bear the litigation costs, arbitration fees, security fees, notice fees, evaluation fees, appraisal fees, auction fees, travel expenses, lawyers’ fees and any other expenses incurred by Party A for the realization of the creditor’s rights.

12.7 In the event of any of the following breach of contract, Party A has the right to request Party B to cure the breach of contract, declare that all loans issued are due immediately, recover the principal and interest of the loans issued in advance, and stop issuing loans, compensate Party A for the losses caused by the breach of contract and to take corresponding measures to safeguard its legitimate rights and interests in accordance with the law:

12.7.1 Party B fails to use the loan or fail to pay the principal, interest and other accounts payable in full in accordance with the purpose and mode of payment stipulated in this agreement;

12.7.2 Party B provides Party A with false or concealed loan application documents, balance sheet, income statement and other loan information, or conceals important business financial facts;

12.7.3 Party B refuses to accept Party A’s supervision and inspection of its use of loans and related production, business and financial activities;

12.7.4 Party B uses the loan to engage in equity investment;

12.7.5 Party B uses the loan to engage in speculative business or other illegal or illegal transactions in securities, futures, and real estate;

12.7.6 Party B collects loans by borrowing or other means in order to obtain illegal income;

12.7.7 Party B defrauds the loan by other fraudulent means;

12.7.8 Party B makes use of the false contract with a third party to pledge to Party A with claims such as notes receivable and fictitious accounts receivable with no actual trade background to obtain bank funds;

12.7.9 Party B transfers assets at low prices or free of charge to evade bank claims;

12.7.10 Party B violates any contract or agreement signed by Party B as a party with others (including Party A of this agreement), or violates any undertaking or guarantee given by Party B;

12.7.11 Party B has a deterioration of its financial position and break through the financial targets stipulated in Section 10.18 of this agreement; payment to Party A or other creditors is overdue; Party B is involved in or about to be involved in major disputes; or there has been any other material adverse changes that have or may affect its ability to perform its obligations under this agreement.

If Party B changes its mode of operation, its own system or legal status, including but not limited to contracting, leasing, trusteeship, asset restructuring, debt restructuring, shareholding transformation, joint ventures, mergers and acquisitions (consolidation), acquisitions, divisions, paid transfer of property rights, joint ventures (joint ventures), reduction of registered capital or application for closure and rectification, application for dissolution (or revocation), application for reorganization, settlement and bankruptcy, etc., failing to obtain the written consent of Party A and carry out the liability to pay off the debts under this agreement or to provide a new guarantee approved by Party A.

12.7.12 The guarantee under this agreement has undergone changes that are not beneficial to the claims of Party A, including but not limited to the mortgage, the destruction, loss, reduction of value or seizure, seizure, freezing of the mortgaged property, the pledged property, the loss of the mortgage or the loss of the value of the pledged property, where the guarantor violates any of the obligations established for it in the guarantee contract and Party B fails to provide the required new guarantee at the request of Party A, or where the guarantor is involved in or is about to be involved in a major action sufficient to affect the creditor’s rights of Party A;

12.7.13 The contract of guarantee or other means of guarantee is not effective, invalid, declared to be revoked, or the real right of the security has not been established or cancelled or eliminated in accordance with the law, or the guarantor appears to be partially or wholly incapacitated or expressly fails to perform the guarantee obligation, or if the guarantor violates any of the obligations or commitments agreed in the guarantee contract or violates its contract with a third party, and Party B fails to provide the required new guarantee at the request of Party A.

12.7.14 The representations and warranties made by Party B are untrue, inaccurate or materially concealed;

12.7.15 Party B expressly or through its own actions indicates its intention not to perform its obligations under this agreement;

12.7.16 Where the shareholder or actual control person of Party B is involved in or is about to be involved in a major dispute, which may affect the realization of Party A’s creditor’s rights;

12.7.17 If Party B violates any other obligations and commitments agreed upon in this agreement, Party A considers that it is sufficient to affect the realization of its creditor's rights;

12.7.18 There are any events that cause a breach of contract under any other credit contract signed by Party A and Party B.

Article 13 Effectiveness

13.1 This agreement shall be entered into force as of the date of signature of both parties.

Article 14 Assignment, Amendment and Termination

14.1 After the entry into force of this agreement, Party A may assign all or part of the claims under this agreement to a third party without the consent of Party B.

14.2 After the entry into force of this agreement, if Party B transfers all or part of the liabilities under this agreement to a third party, Party B shall submit to Party A in advance a written document in which the guarantor agrees to continue to undertake the guarantee obligations or separately provide a new guarantee approved by Party A and obtain the written consent of Party A.

14.3 After the entry into force of this agreement, neither Party A nor Party B shall alter it without the other party’s consent. If modification is required, Party A and Party B shall reach a written amendment.

14.4 If Party B applies for the extension of the loan under this agreement, after the examination and approval of Party A, the two parties shall sign an extension agreement. If Party A does not agree to the extension, Party B shall still perform its repayment obligations in accordance with this agreement.

14.5 During the performance of this agreement, Party A shall have the right to terminate the agreement, recover the principal and interest of the loan issued in advance, and stop issuing the loan under any of the following circumstances:

14.5.1 Where the business and financial situation of Party B deteriorates, Party B is unable to pay off its due debts, or involves major economic proceedings or arbitration and other legal disputes, thus seriously affecting and threatening the realization of Party A’s creditor’s rights;

14.5.2 Where there is a serious crisis in the overall credit status, operating condition and financial situation of the customers of the group to which Party B belongs, which poses a major threat to the loan safety of Party A;

14.5.3 Where Party B goes out of business, dissolves, closes its business, revokes its business license and cancels its business license;

14.5.4 There are other circumstances that may result in threats or serious losses to the realization of Party A’s claims under this agreement.

Article 15 Dispute Resolution

15.1 All disputes between Party A and Party B arising from this agreement shall be settled through negotiation. If the negotiation fails, the parties shall choose to resolve them in the following ways:

☑ To bring a lawsuit in the People’s Court of the place where Party A resides;

☒ To bring a lawsuit in a People’s Court;

☒ Apply to Shenzhen International Court of Arbitration for arbitration.

If this agreement is a specific business contract under the “Maximum Credit Agreement” and the dispute settlement agreement is inconsistent with the “Maximum Credit Agreement,” the “Maximum Credit Agreement” shall prevail.

Article 16 Miscellaneous

16.1 When the legal name, legal representative and domicile of Party B change during the term of this agreement and Party A is not notified in writing, all documents sent by Party A to Party B in accordance with the information contained in this agreement (the sending address shall be subject to the confirmation of the address of service signed by both parties, see Annex for details) shall be deemed to be served.

16.1.1 Party A confirms that its valid service address is (including but not limited to telex, telephone, fax, e-mail and other addresses) Block B, Phase II, Tianli Central Business Plaza, Haide Road, Nanshan District, Shenzhen.

16.1.2 Party B confirms that its valid address for service is (including but not limited to telex, telephone, fax, e-mail, etc.) the address of Party B specified in this agreement.

16.1.3 The scope of application of the address for service of both parties shall include all kinds of notices, agreements and other documents when both parties are not sued, as well as the service of relevant documents and legal documents in the event of a dispute over the contract, as well as the first instance, second instance, retrial and enforcement procedures after the dispute is entered into arbitration and civil proceedings.

16.1.4 With regard to any notice, request, debt collection letter or other communication given by Party A to Party B under this agreement, telex, telephone, fax and e-mail shall be deemed to have been delivered to Party B. The postal letter shall be deemed to have been delivered to Party B on the third day from the date of mailing.

16.1.5 If service is conducted by person, Party B shall sign the date of receipt as service, and if Party B refuses to accept it, the server may record the process of service by means of photo and video recording, and detain the document, which shall also be regarded as service.

When Party A’s service address needs to be changed, Party A shall perform the obligation of notification and notify Party B by means of postal letter. If Party B’s service address needs to be changed, Party B shall perform the obligation of notification, notify Party A by way of postal letter.

When the parties change their address in arbitration and civil proceedings, they shall perform the obligation to serve the notice of change of address to the arbitration institution and the court.

If Party A or Party B fails to perform the notification obligation in the aforementioned manner, the address for service confirmed by both parties shall still be deemed to be a valid address for service. If the legal document fails to be actually accepted by the party concerned because the address for service provided or confirmed by the party is inaccurate, the party concerned fails to inform the other party and the court, or the party or the designated recipient to refuse to sign in time in accordance with the procedure, the date of return of the service shall be regarded as the date of service. In the case of direct service, the date on which the server notes the circumstances on the service receipt on the spot shall be the date of service. If the obligation to notify the change of the address for service is fulfilled, the changed address for service shall be the effective address for service. For the address of service clearly agreed by the above-mentioned parties in this agreement, the court or arbitration institution may directly post the service, even if the parties fail to receive the document served by the court or arbitration institution by mail, it should also be regarded as service because of its agreement in the contract.

16.1.6 After the dispute has entered into arbitration or civil proceedings, if the parties respond to the lawsuit and submit a confirmation of the service address directly to the arbitration institution or court and the confirmation address is inconsistent with the service address confirmed before the lawsuit, the address for service which is submitted to the arbitration institution and the court for confirmation shall prevail (the address for service shall apply to the manner of service and the legal consequences of service as provided for in Sections 16.1.3, 16.1.4 and 16.1.5 above).

16.1.7 Party B has carefully read the above 16.1.1 to 16.6.6 notice, knows its contents and agrees to use the confirmed address for service as the service address for receiving all kinds of litigation arbitration documents.

16.2 Party B shall bear all related expenses such as registration, insurance, notarization, appraisal, evaluation and transportation under this agreement and its guarantee contract. If it is paid on behalf of Party A, Party A shall have the right to deduct it directly from Party B’s account.

16.3 Other Matters Agreed upon by Both Parties.

16.3.1 If prior to the signing of this agreement, Party A and Party B have signed the Maximum Credit Agreement (2019 Nanyue Shenzhen Rongzi No. 00702), this agreement shall be the specific business contract under the Maximum Credit Agreement.

16.3.2 Party B confirms that Party A has the right to participate in other large financing, asset sale, merger, division, shareholding transformation, bankruptcy liquidation and other activities of Party B to the extent permitted by laws, regulations and regulatory requirements, so as to safeguard its creditor’s rights.

16.3.3 Party A shall give Party B any grace or preference or delay in the exercise of any rights under this agreement without affecting, harming or restricting all rights and interests enjoyed by Party A in accordance with this agreement and laws and regulations, nor shall it be regarded as a waiver of Party A’s rights under this agreement.

16.4 When the option ☐ is adopted under this agreement, ☑ shall be marked to indicate the application of the clause and ☒ indicates that the clause does not apply.

16.5 This agreement shall be in triplicate, with two copies Party A and one copy to Party B, all of which shall have the same legal effect.

16.6 The relevant annexes under this agreement are an integral part of this agreement and have the same legal effect as this agreement.

16.7 Party A has taken a reasonable way to request the attention of Party B to the provisions of this agreement that waive or limit Party A’s liability, and fully explain the relevant terms and conditions as required by Party B. Party A and Party B have no objection to the understanding of all the terms and conditions of this agreement.

Party A: Guangdong Nanyue Bank Co., Ltd. Shenzhen Branch [Company Seal Affixed Here]

Legal Representative/Person in Charge (or Authorised Agent): /s/ Junhong Zhao

September 29, 2019

Party B: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. [Company Seal Affixed Here]

Legal Representative/Person in Charge (or Authorised Agent): Jinlong Yang [Personal Seal Affixed Here]

September 29, 2019